JONES,  WALKER
                             WAECHTER, POITEVENT
                          CARRERE & DENEGRE, L.L.P.



                                May 18, 1999





Wireless One, Inc.
2506 Lakeland Drive
Jackson, Mississippi 39208

Gentlemen:

     We have acted as counsel for Wireless One, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 400,000 additional shares (the "Shares") of Company common stock, $.01 par value for each share, pursuant to the terms of the 1995 Long-Term Performance Incentive Plan (the "Plan") of the Company.

     Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              JONES, WALKER, WAECHTER,
                               POITEVENT,  CARRERE  &  DENEGRE, L.L.P.


                              By:  /S/ CARL C. HANEMANN
                                   Carl C. Hanemann, Partner